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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT made as of the 8th day of January, 2000 by and between Nymox Pharmaceutical Corporation, a Canadian corporation (the "Company"), and Judith Fitzpatrick (the "Executive").

                             W I T N E S S E T H :

WHEREAS the Company is this day purchasing from the Executive all of her common shares of Serex, Inc., a New Jersey corporation, and thereby acquiring a controlling interest in Serex, Inc.;

WHEREAS, the Executive is this day receiving 187,951 shares of the common stock of the Company and a warrant to purchase 115,662 shares of the common stock of the Company as consideration for the purchase of her Serex common stock, subject to the terms of the Share Purchase Agreement between the Company and the Executive;

WHEREAS, the Company wishes to retain the services of the Executive as a Vice-President of the Company to continue her development work on the Company's 7C Gold test and to continue to direct the scientific endeavors of Serex Inc. and to act as President of Serex, Inc.;

WHEREAS, the Executive wishes to provide her services to the Company on the terms set out below in this Employment Agreement and acknowledges that the Company is reasonably relying upon Executive's execution of this Agreement as part of its decision to purchase her shares of Serex, Inc.;

NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, and as an inducement to the Company to close the purchase of the Executive's shares of Serex, Inc., the Company and the Executive agree as follows:

1.       Employment.

The Company hereby employs the Executive and the Executive hereby accepts appointment as Vice-President of the Company. The Executive agrees to remain in the employment of the Company on the terms and conditions set out below in this Agreement. Paragraph 6 of this Agreement sets out the Executive's duties.

2.       Term.

The initial term of this Employment Agreement shall be four years, commencing on January 8th, 2000 and expiring on January 8th, 2004 unless terminated earlier pursuant to paragraph 13 below or extended as provided in this paragraph. At the end of the initial term of the Agreement (or the end of the term of any automatic renewal of this Agreement), the term of this Agreement shall be automatically renewed for an additional term of one year unless either the Company or the Executive gives the other party notice at least 30 days prior to the end of the term of its/her intention not to renew the Agreement.


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3.       Salary and Other Compensation.

(a) As part of the Executive's compensation for services to be rendered under this Agreement, the Company shall pay the Executive an annual salary at the rate of One Hundred and Twenty-five Thousand Dollars ($125,000) (as adjusted upward at the discretion of the Compensation Committee of the Board of Directors of the Company from time to time) payable, as nearly as practicable, in equal semimonthly installments. The Company agrees to review the Executive's salary at least once in every year during the term of this Agreement and adjust it upward accordingly in order to ensure that the Executive's salary is always more than any other employee under her supervision. The Executive's salary, once increased, shall not be later reduced.

(b)      [Confidential]

4.       Options.

Further as part of the Executive's compensation, the Company shall grant the Executive an option to purchase at any time or from time to time after their vesting dates and on or before December 23, 2009 (the "Expiry Date") 40,000 common shares of the Company in accordance with the Nymox Share Option Plan, a copy of which is attached to and forms part of this Agreement as Schedule A (the "Option Plan"). At the Expiry Date, the option hereby granted and still in effect shall expire and terminate and be of no further force or effect as to the optioned shares in respect of which the option hereby granted has not been exercised.

The exercise price of each option shall be $3.70 per share, vesting as follows:

          - 10,000 on the first anniversary of the date of this Employment Agreement;

          - 10,000 on the second anniversary of the date of this Employment Agreement;

          - 10,000 on the third anniversary of the date of this Employment Agreement; and

          - 10,000 on the fourth anniversary of the date of this Employment Agreement.

In the event that options granted to other executives or officers of the Company are repriced or otherwise adjusted downward in the future, the options granted the Executive under this Agreement shall be afforded the same proportionate treatment on a percentage-wise basis as those treated most favorably pursuant to the repricing or other adjustments.


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5.       Additional Benefits and Reimbursement of Expenses.

5.1 The Company shall provide the following additional benefits to the Executive during the term of this Agreement:

         (i)    20 working days of paid vacation per year (non-cumulative);

         (ii)   up to 10 paid sick days per year (non-cumulative);

         (iii) 5 paid days per year for attendance at scientific conferences, professional, industry and investigator conferences and studies of the Executive's choice (non-cumulative);

         (iv) health care benefits, either in the form of a $5,000 health care allowance or coverage under the Company's health care plan; and

         (v) such other benefits as the Company's Board shall lawfully adopt and approve for the Executive.

5.2 The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred by the Executive or paid by the Executive during the term of the Agreement for expenses in connection with Company business, including:

                - travel expenses, including air and rail fare and, when
                  overnight stay is required, hotel accommodation and personal meals (meals not exceeding $50.00 per day);

                - telephone expenses, including long distance calls from
                  personal phones; and

                - office supplies including stationary but not including office equipment.

         Expense claims are payable upon timely presentation of an expense report together with such bills, expenses, statements, vouchers or such other supporting information as the Company may reasonably require.

6.       Duties.

The duties of the Executive shall include:

         - participation on a scientific basis with the Company's research and development work on drugs for the prevention, treatment and delay of onset of Alzheimer's disease, antimicrobial treatments and other therapeutic and scientific projects;

         - continuing scientific, regulatory and commercial development of the Company's 7C Gold Test for Alzheimer's disease;

         - scientific, regulatory and commercial development of the diagnostic projects of the Company and of Serex, Inc.;

         - acting as the President of Serex, Inc.;


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         - directing the scientific endeavors of Serex, Inc.;

         - the management and development of Serex, Inc.'s ongoing research, product development, intellectual property, and technologies, including its proprietary SARA technology and its ongoing development of diagnostic assays; and

         - attendance at scientific conferences, professional, industry and investigator conferences and studies at the Company's request.

The Executive shall report to the President and C.E.O. of the Company and/or a delegate to be appointed from time to time. The President and C.E.O. of the Company may change these duties or assign new duties to the Executive from time to time not inconsistent with the terms of this Agreement. The Executive agrees to devote her full business time and effort to the diligent and faithful performance of such duties.

7.       Place of Employment.

The Executive's principal place of employment shall be in the Maywood, New Jersey area and the Company shall not relocate her principal place of employment to a new location more than 50 miles from Maywood, New Jersey without her prior written approval. The Executive acknowledges that her duties may require her traveling to Montreal on a regular basis and other traveling as a necessary incident of her employment.

8.       Confidentiality.

(a) The Executive acknowledges that during the course of her employment with the Company she may have access to confidential and/or proprietary technical, scientific or business information relating to the Company's research, product development, marketing, sales, services, financing and other business or scientifically related activities and that it is vital to the Company to preserve the confidentiality of its technical, scientific and business affairs and to maintain its intellectual properties, including trade secrets, know-how and patent applications.

(b) Accordingly, as a condition of the Executive's employment, the Company and the Executive agree as follows:

         1.  In this Agreement,

                  "Confidential Information" means any information or data relating to, arising out of or in connection with the research, technology, intellectual property, know-how, improvements, equipment, formulas, designs, processes, product development, packaging, products, distribution methods, marketing, customers, financing and/or business of the Company;


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          "Company" means Nymox Pharmaceutical Corporation, Nymox Corporation and their affiliates and includes their successors and assigns;

          "Company Property" means any property owned by the Company and includes (but not limited to):

                           (a) laboratory equipment, reagents, samples, specimens, standards, protocols, requisitions, test results, drug candidates, cell lines, notebooks, papers, presentations and publications;

                           (b) computer equipment, software, files, disks, cd-roms, tapes and all other electronic means of storing data or information;

                           (c) cell phones, pagers, answering machines, telephones and other telecommunication equipment;

                           (d) office equipment, office furniture,
                           correspondence, memoranda, reports, faxes, files, books, magazines, stationary, messages, e-mails, contracts, patent documents, customer lists, supplier lists, brochures, marketing material, displays, posters and financial reports; and

                           (e) credit cards, calling cards, bank cards, checkbooks, deposit books, bank statements, financial records, canceled checks, receipts, invoices, bills and accounts.

         2. The Executive shall keep in strict confidence any Confidential Information and not to disclose it to any third party except as required by law, regulation, legal process or other governmental authority, as permitted this Agreement or with the written consent of the President of the Company.

         3. The Executive shall take reasonable care to maintain all Confidential Information in confidence and shall inform the Company immediately upon the discovery of any unauthorized disclosure or use of any Confidential Information and take reasonable steps to prevent any further unauthorized disclosure or use.

         4. The Executive shall not use any Confidential Information for any purpose other than the performance of her/his duties as an officer and employee of the Company.

         5. Confidential Information shall not include information which:

         (i) was known to the Executive prior to receipt by Executive of any Confidential Information hereunder;

         (ii) was known or has become known to the public through lawful disclosure; or

         (iii) a third party having the right to disclose such information has lawfully disclosed such information to the Executive.


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9.       Company Property.

(a)      The Executive acknowledges and agrees that the Company owns completely

         (i) all past, present and future patent rights, trade secrets, know-how, copyright, trademarks, industrial designs and other intellectual property rights related to, connected with or arising out of scientific projects undertaken at or by the Company or funded by the Company, and

         (ii) all patent, trademark, copyright, trade secrets, know-how, industrial designs and other intellectual property rights to scientific, research and development or commercial work already performed, being performed or to be performed in the future by the Executive in the course of or during the term of her employment at the Company.

(b) The Executive agrees to disclose to the Company in a timely manner any inventions, discoveries, ideas or research findings, whether patentable or not, relating to, connected with or arising out of her employment with the Company or related to or connected with the business of the Company.

(c) The Executive agrees to assign completely, exclusively and irrevocably to the Company any and all rights, interests and title to any inventions, discoveries and ideas, whether patentable or not, (including, but not limited to patent applications, patents, trademarks, copyrights, trade secrets, know-how, industrial designs, or other intellectual property rights) relating to, connected with or arising out of her employment with the Company, related to or connected with the business of the Company, or conceived or reduced to practice at any time during the Executive's employment by the Company, either solely or jointly with others and whether or not developed on the Executive's own time or with the resources of the Company.

The Executive further agrees, on request by the Company, both during the term of her employment with the Company and after termination of that employment, to execute any patent, copyright, trademark, trade secrets or industrial design assignments, applications, certificates, affidavits or other documents that, in the opinion of the Company, are necessary to secure, protect or evidence the Company's intellectual property rights.

 (d) The Executive shall not use Company Property except for the purposes of employment or as otherwise authorized. The Executive shall not, except for the Company's use, copy or duplicate any Company documents or property, nor remove them from the Company's facilities, nor use any information concerning them except for the Company's benefit, either during her employment or thereafter.

(e) Upon the Company's request or upon termination of employment, the Executive shall promptly:

         (i) return any Confidential Information that is in tangible form and any Company Property in her possession or under her control without making or retaining any copies; and


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         (ii)     provide any passwords to computer files, systems or networks or codes for any research or clinical trials used by the Executive in the course of her employment.

(f) Nothing in this Employment Agreement shall be construed as transferring, assigning or conveying to the Company any rights, interests and title to any inventions, discoveries, patent applications, patents, trademarks, copyrights, trade secrets, know-how, industrial designs, or other intellectual property rights that the Executive and/or Serex, Inc. had prior to the date of this Agreement, other than those intellectual property rights and interests relating to the Company's AD7C(TM) test.

10.      Conflicts of Interest.

(a) During the term of her employment with the Company, the Executive agrees:

         (i) not to engage in any other employment or business or act as an officer or director of or consult with any other company, business or person, other than a non-profit corporation or organization, except with the prior approval of the President of the Company, which approval will not be unreasonably withheld;

         (ii) to promptly disclose to the President of the Company any business opportunities that come to the attention of the Executive and that relate to the pharmaceutical or diagnostic business, including (but not limited to) research proposals, licensing opportunities, patent applications and assignments, co-marketing ventures, technology transfers and employment opportunities.

(b) The Executive agrees that, during the term of her employment and for one year after the date of termination of employment unless such termination is pursuant to paragraphs 13(a)(iv) or 13(a)(v), she will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, executive, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that markets a diagnostic for Alzheimer's disease or that is substantially similar to or competitive with the Company's present business or any other business at which the Company may substantially engage during the term of the Executive's employment, provided, however, that the Executive may own not more than 4.9% of the equity securities of a corporation, trading on a public stock exchange .

(c) The Executive further agrees that, during the term of her employment and for one year after the date of termination of employment, she will not solicit or assist, directly or indirectly, any employee of the Company to terminate his or her employment with the Company or to divert any intellectual property, trade secrets, business or customers from the Company.

(d) The Executive agrees that all restrictions in this article are reasonable, valid and do not go beyond what is necessary to protect the interests of the Company, and waives all defenses to their strict enforcement. The Executive acknowledges that the market for diagnostic tests and kits and for therapeutic drugs that the Company is presently marketing and/or developing is worldwide and that any specific geographic restriction in this article would be unenforceable.


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(e) The provisions of this article are only intended to safeguard against the
Executive participating in competitive endeavors against the Company and shall not in any way restrict or limit the Executive from engaging in, employment by or consulting with subsequent businesses which are not in direct competition with the Company. In particular, the Executive may engage in the development of immunoassays, strip assays and diagnostic kits that are not designed to detect a unique or proprietary marker for any condition for which the Company was developing diagnostic tests, kits or assays during the term of her employment.

(f) The parties agree that if any covenant or provision in this article is determined to be void or unenforceable at law due to period of time, geographical area, or otherwise, then such covenant or provision shall be reduced in scope or amended, as to term, geographical area or otherwise, to the extent required so that the covenant or provision, as so reduced or amended, is enforceable at law and the unenforceable part shall be deemed to be severed from the balance, which balance shall survive and be of full force and effect.

11.      Communications.

(a) The Executive agrees that the Company may treat any communications (including, but not limited to, mail, telephone messages, e-mail messages and voice mail) or item (including, but not limited to, reagents, specimens, and samples) addressed to the Executive and received at one of the Company's offices, laboratories or research facilities or through its e-mail, voice mail or other telecommunication systems as a communication or item relating to, arising out of or in connection with the Company's business and may open, review and/or inspect the communication or item in order to determine, in its sole discretion, whether the communication or item relates to, arises out of or is connected with Nymox's business. If the Company so determines, then the Company may retain and use the communication or item as it sees fit.

(b) The Executive agrees not to release or disclose to any third party any publications, presentations or press releases relating to, arising out of or in connection with the Company's business, research and development, technology or collaborations with other researchers, institutions or businesses without the prior approval of the President of the Company.

12.      Provisions Which Survive the Termination of this Agreement.

The provisions of this Agreement contained in Articles 8 (Confidentiality), 9 (Company Property), 10 (Conflicts of Interest) and 11 (Communications) shall survive the termination of the Executive's employment.


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13.      Termination of Employment.

(a) The Executive's employment shall terminate, or be subject to termination, prior to the term specified in Article 2 hereof, as follows:

         (i) The Executive's employment shall terminate upon death.

         (ii) If, during the term of this Agreement, the Executive has a Disability, the Company may, at any time after the Executive has a Disability, terminate the Executive's employment by written notice to her. In the event that the Executive's employment is terminated, this Agreement shall terminate except that the Company shall continue to pay the Executive's salary for a period of six (6) months from the date of termination of her employment and maintain her health care benefits for the balance of the term of this Agreement, as if the Executive had not been terminated for Disability. As used in this Agreement, "Disability" shall mean the inability of the Executive to perform the Executive's duties of employment for the Company, pursuant to the terms of this Agreement, because of physical or mental disability, where such disability shall have existed for a period of more than 90 consecutive days or an aggregate of 120 days in any 365-day period. The existence of a Disability means that the Executive's mental or physical disability substantially interferes with the performance of her substantive duties for the Company as specified in this Agreement. The fact of whether or not a Disability exists hereunder shall be determined by professionally qualified medical experts selected by the Board and reasonably acceptable to the Executive or her agent.

         (iii) The Company may, at any time, terminate the Executive's employment for cause. For the purposes of this Agreement, the Company shall have cause to terminate the Executive's employment hereunder upon:

                  (A) the Executive engaging in misconduct which is injurious to the Company;

                  (B) any material breach of this Agreement by the Executive that is not cured by the Executive within thirty (30) days after the Company has given the Executive written notice specifying the particulars of the breach of the Agreement and its intent to terminate her employment if the breach is not cured; or

                  (C) the Executive's conviction of a felony or a plea by the Executive of nolo contendere to a felony.

         (iv) The Company may terminate the Executive's employment without cause upon forty-five (45) days prior written notice to the Executive or upon payment of forty-five days salary in lieu of notice. Termination of the Executive's employment by the Company for any reason, other than specified in paragraphs 13(a)(i), (ii) or (iii) shall constitute termination of this Agreement without cause.

         (v) The Executive may terminate her employment for Good Reason upon forty-five (45) days prior written notice to the Company. If the Executive's employment is terminated pursuant to this Section, 13(a)(v), the Executive shall be entitled to receive those severance payments and other benefits as if the Executive was terminated pursuant to Section 13(a)(iv) of this Agreement. Good Reason means:


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                  (A) the assignment by the Company to the Executive of duties which are materially different than those of the Vice President of the Company as described in Article 6 of this Agreement, where the Company has not resolved the Executive's objections to the assignment within sixty (60) days after written notice from the Executive specifying her objections to the assignment and her intent to terminate her employment on that ground if not resolved to her reasonable satisfaction; and

                  (B) any material breach of this Agreement by the Company that is not cured by the Company within thirty (30) days after the Executive has given the Company written notice specifying the particulars of the breach of the Agreement and her intent to terminate her employment if the breach is not cured.

(b) In the event of the termination of the Executive's employment pursuant to paragraphs 13(a)(iv) or 13(a)(v), the Executive shall be entitled to receive, in lieu of any other compensation or payment as a result of such termination, severance payments in an amount equal to the lesser of twelve months of the Executive's salary and all other benefits provided to the Executive under this Agreement at the time of termination or the balance of that salary remaining on the term of this Agreement and all other benefits provided to the Executive under this Agreement. The severance payments will be payable, as nearly as practicable, in equal semimonthly installments and shall cease in the event the Executive finds new employment in the pharmaceutical or diagnostic industry. During the severance payment period, the Executive agrees to comply with the provisions of paragraph 10(b).

(c) In the event of the termination of the Executive's employment, all payments of salary and benefits under Articles 3 and 5 of this Agreement, other than payments of salary or benefits owed or accruing to the Executive prior to the termination, shall cease, and the Executive shall not be entitled to receive any compensation, benefits or payment on account of such termination, except as otherwise provided in paragraphs 13(a)(ii) and 13(b). The Executive shall be entitled to receive those benefits which by their terms continue after termination of employment in accordance with the terms of such benefits applicable after termination of employment as required by applicable law.

14.      Miscellaneous.

(a)      Notices

Any notice or other communication required by this Agreement shall be in writing and shall be effective if hand delivered or if sent by certified or registered mail or by facsimile transmission to the following locations until notified otherwise in writing.

Nymox Pharmaceutical Corporation

                  Attention: President
                  Nymox Pharmaceutical Corporation
                  9900 Boul. Cavendish, Suite 306
                  Saint Laurent, Quebec, Canada, H4M 2V2
                  FAX: (514) 332-2227


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The Executive:

                  Judith Fitzpatrick Davis
                  c/o Serex, Inc.
                  230 West Passaic Street
                  Maywood, New Jersey
                  FAX:     201-368-7850

A notice is effective on the date of delivery to the Party. Delivery is deemed to have occurred on the day of delivery by courier, or upon facsimile transmission with confirmation, or on the fifth day after the date of sending the notice by registered mail.

(b)               Governing Law

This Agreement shall be interpreted and enforced in accordance with the substantive laws of the State of New Jersey. The Executive acknowledges that her violation, or threatened violation, of the provisions of Articles 8 (Confidentiality), 9 (Company Property), 10 (Conflicts of Interest) and 11 (Communications) would cause the Company irreparable injury and, in addition to any other remedies to which the Company may be entitled, the Company shall be entitled to immediate injunctive relief in addition to any remedy available through the arbitration procedures set out below in paragraph 14(c).

(c)               Dispute Resolution

In the event of any controversy or claim arising out of or relating to any provisions of this Agreement or the breach thereof, the Parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the matter in dispute shall be settled through arbitration conducted by and in accordance with the rules of the American Arbitration Association ("A.A.A.").

Either Party may furnish the other party with a dated, written notice (the "Arbitration Notice") indicating (i) intent to commence arbitration proceedings,
(ii) the nature, with reasonable detail, of the dispute, (iii) the amount involved, if any, and (iv) the remedy sought. The arbitration shall be held at a neutral place mutually agreeable to the parties. Within thirty (30) days of the date of the Arbitration Notice, each party shall select one (1) Arbitrator, who shall not be a current or former employee, agent, consultant or other representative of either party; the two selected Arbitrators shall appoint a third, neutral, Arbitrator.

The arbitration award shall be final and binding. Either party may enter any such award in a court of the State of New Jersey having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

(d)               Currency

All references to money in the Agreement refer to U.S. dollars and all payments made under this Agreement shall be in that currency.


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(e)               Partial Invalidity

If any provision of this Agreement be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, as far as practicable, implements the purposes and intent of the provision held invalid, illegal or unenforceable. If the Parties are unable to arrive at such a substitute, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in it, provided that the performance required under this Agreement with such a provision deleted remains substantially consistent with the intent of the Parties.

(f)               Waiver

Failure to require performance of any provision of this Agreement does not waive a Party's right to demand compliance with that provision at a later time. Waiver of any default shall not waive any other default.

(g)               Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered by this Agreement. No representations, whether oral or written, made before this Agreement is executed shall amend this Agreement. Any modification or amendment to this Agreement shall be in writing and signed by an authorized officer of each Party.

(h)               Inurement

This Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive and their respective heirs, successors, assigns, permitted receivers and legal representatives.

(i)               Language

The Company and the Executive have expressly requested that this Agreement and any agreement, proceedings or documents thereto or referred to therein be drafted and executed in the English language. Nymox et le Consultant ont expressement exige que ce contrat ainsi que tous contrats, procedures ou documents s'y rapportant ou qui y sont mentionnes soient rediges et signe en langue anglaise.

IN WITNESS THEREOF, the undersigned have executed this Agreement as of the dates set forth below:

ACCEPTED AND AGREED TO:
Nymox Pharmaceutical Corporation                     The Executive

/s/ Paul Averback                                    /s/ Judith Fitzpatrick
--------------------------------                     ---------------------------
Paul Averback                                        Judith Fitzpatrick
President


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